Exhibit 99.2

Contact:

Gulf Resources, Inc.	CCG Investor Relations Inc.
Helen Xu	Linda Salo, Account Manager
Email: beishengrong@vip.163.com	Phone: +1-646-922-0894
Web: http://www.gulfresourcesinc.cn	Email: linda.salo@ccgir.com

Crocker Coulson, President Phone: +1-646-213-1915 (New York) Email: crocker.coulson@ccgir.com Web: http://www.ccgirasia.com

Gulf Resources Provides 2011 Fiscal Year Financial Guidance

NEW YORK and SHANDONG, China, March 28, 2011 -- Gulf Resources, Inc. (Nasdaq: GFRE) ("Gulf Resources" or the "Company"), a leading manufacturer of bromine, crude salt and specialty chemical products in China, today announced financial guidance for fiscal year 2011.

Based on the current market outlook and bromine price trends, the Company expects  revenue to range from $195 million to $198 million and net income to range from $64 million and $66 million for the fiscal year 2011. This represents growth in revenue of between 23.2% to 25.1% and growth in net income of between 24.8% to 28.7% compared to the previous year. This guidance does not take into account any impact from potential acquisitions.

“As business environment and economic conditions continue to evolve for many of our customers in China, we continue to see strong demand for bromine, crude salt, and other specialty chemical products in 2011. We expect the price of bromine to stabilize at a high level and possibly reach a new historical high price during 2011,” said Mr. Xiaobin Liu, CEO of Gulf Resources. “In addition, we will continue to look for acquisition targets of bromine assets and reserves  in order to increase our competitive advantage and solidify our market leadership.”

About Gulf Resources, Inc.

Gulf Resources, Inc. operates through two wholly-owned subsidiaries, Shouguang City Haoyuan Chemical Company Limited ("SCHC") and Shouguang Yuxing Chemical Industry Co., Limited ("SYCI"). The Company believes that it is one of the largest producers of bromine in China. Elemental Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture. Through SYCI, the Company manufactures chemical products utilized in a variety of applications, including oil & gas field explorations and as papermaking chemical agents. For more information about the Company, please visit http://www.gulfresourcesinc.cn .

Forward-Looking Statements

Certain statements in this news release contain forward-looking information about Gulf Resources and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, the general economic and business conditions in the PRC, future product development and production capabilities, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors for bromine and other oilfield and power production chemicals, changes in technology, the ability to make future bromine asset purchases, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the Company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

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